                                                                    EXHIBIT 23.1



                          Independent Auditors' Consent



The Administrator
Consumer Portfolio Services, Inc. 401(k) Plan

We consent to the incorporation by reference in the Registration Statement on Form S-8 (file no. 33-0459135) of Consumer Portfolio Services, Inc. 401(k) Plan of our report dated June 14, 2002, relating to the statements of net assets available for benefits and the statements of changes in net assets available for benefits of the Consumer Portfolio Services, Inc. 401(k) Plan as of and for the years ended December 31, 2001 and 2000 and the related schedule, which report appears in the December 31, 2001 annual report on Form 11-K of the Consumer Portfolio Services, Inc. 401(k) Plan.


/s/ KPMG LLP

Orange County, California
June 28, 2002